Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

NUTEX HEALTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	8,751,928	(4)	$0.40625	$3,555,470.75	$110.20 per $1,000,000	$392
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	5,000,000	(5)(6)	$0.40625	$2,031,250.00	$110.20 per $1,000,000	$224
Total Offering Amounts						$5,586,720.75		$616
Total Fee Offsets								$0
Net Fee Due								$616

(1)

This Registration Statement covers (i) 8,751,928 additional shares of common stock, par value $0.001 per share (“Common Stock”) of Nutex Health Inc., which may be issued pursuant to awards under the Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan (“2023 Plan”), which replaces the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan (the “2022 Plan”) (with 1,248,072 shares previously registered on Form S-8 (File No. 333-267710) remaining available for issuance under the 2022 Plan, which is amended and restated by the 2023 Plan), and (ii) 5,000,000 shares of Common Stock, which may be issued under the Nutex Health Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Both the 2023 Plan and the 2023 ESPP became effective on June 29, 2023 upon stockholder approval.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers any additional number of shares of Common Stock that become issuable under the 2023 Plan and the 2023 ESPP by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, and based on the average of the high and low sales price per share of the registrant’s Common Stock on the Nasdaq Stock Market LLC on July 21, 2023, which is a date within five business days prior to filing.

(4)

Represents an additional 8,751,928 shares of Common Stock available for future issuance under the 2023 Plan in addition to 1,248,072 shares remaining available under the 2022 Plan (amended and restated by the 2023 Plan) which were previously registered, for a total of 10,000,000 shares of Common Stock available under the 2023 Plan (representing approximately 1.5% of the 653,842,404 shares of Common Stock outstanding on April 28, 2023).

(5)

The number of shares of Common Stock reserved for issuance under the 2023 Plan shall be cumulatively increased starting on the first day of each calendar year beginning on and including January 1, 2024 and ending on and including January 1, 2033 equal to the lesser of: (i) 1% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board. These shares are not being registered on this Registration Statement.

(6)	Represents shares 5,000,000 shares of Common Stock available for future issuance under the Nutex Health Inc. 2023 Employee Stock Purchase Plan.